EXHIBIT 23.1
Consent Of Independent Registered Public Accounting Firm
To the Member
Vibra Healthcare, LLC:
We hereby consent to the incorporation by reference in the registration statements (No. 333-130337) on Form S-8 and (Nos. 333-121883, 333-140433, and 333-141100) on Form S-3 of Medical Properties Trust, Inc. of our report dated April 26, 2007, relating to the consolidated balance sheets of Vibra Healthcare, LLC and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations and changes in member’s deficit, and cash flows for the years ended December 31, 2006 and 2005 which report appears in the March 31, 2007 Quarterly Report on Form 10-Q of Medical Properties Trust, Inc.
/s/ Parente Randolph, LLC
Harrisburg, Pennsylvania
May 9, 2007

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